RENTRAK CORPORATION
                               One Airport Center
                           7700 N. E. Ambassador Place
                             Portland, Oregon 97220

                                                                 August 11, 2000

                        From Rentrak's Board of Directors

To Our Shareowners:

You have an important decision to make at the upcoming Annual Meeting of Shareowners on September 19, 2000. Who do you want to run your company? Let us discuss the allegations and the facts and update you on our plan to maximize shareowner value.

The Allegations

A dissident group led by Paul Rosenbaum has launched a costly and self-serving proxy fight in an effort to gain control of YOUR company. This so-called "Committee for the Achievement of Rentrak Excellence" accuses your board and management of not making shareowners a priority, of trying to entrench ourselves by "raising barriers to shareowner democracy" and of not having the strategic vision required to maximize shareowner value.

                               CARE? OR CARELESS?

What are the Dissident Group's True Interests?

The dissident group is calling itself "CARE." But we believe that their history and self-serving motives indicate that they care more about their interests and care LESS about yours. Let's look at their history.

o In October 1999 Mr. Rosenbaum approached Rentrak about delivering Cyberian Outpost as a client of Rentrak's e-fulfillment subsidiary, 3PF.COM. In return for this promise to deliver, Mr. Rosenbaum demanded that he personally receive 1 percent of the 3PF stock. The Company never entered into an agreement with Mr. Rosenbaum. Could this have been a precipitating factor in Mr. Rosenbaum's decision to launch this proxy fight?

o In May 2000 Mr. Rosenbaum approached Rentrak about buying his shares at a price more than double what he would have been able to sell at on the open market. In June 2000 an attorney representing certain CARELESS members contacted Rentrak seeking to sell their shares under similar onerous terms. In July 2000 another CARELESS member contacted Rentrak to discuss selling his shares under similar terms. Is the group motivated by long-term shareowner value or are they only looking out for themselves?

o If CARELESS wins the proxy contest, they intend to present a bill to Rentrak shareowners for the group's costs of litigation and the proxy solicitation. Do you want to pay those costs?

o Consider that your existing board of directors and affiliates own nearly 13 times as much stock in Rentrak as the CARELESS nominees. Who do you think will better represent your interests?

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      Your vote is extremely important to ensure that Rentrak maintains the experienced and independent board and management already in place.
               PLEASE SIGN AND RETURN THE WHITE PROXY CARD TODAY.

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

The CARELESS Nominees Lack Experience in the Video and Fulfillment Industry

According to their proxy statement, not one of their nominees has any experience in the video or fulfillment industry. Not one of their nominees is Chairman, President, CEO or an officer of any public company. One of their nominees is a retired politician and one is public policy consultant. Two of their nominees are involved in businesses that involve industrial and household chemicals. What relevant experience do they bring to a publicly traded video and fulfillment business?

o For example, look at the lawsuit that Rentrak recently settled with Hollywood Video. Rentrak and its board have had a business relationship with Hollywood Video since 1992. In 1999 Mr. Rosenbaum urged the immediate settlement of the Hollywood Video litigation at millions of dollars less than what Rentrak actually achieved.

o In July 2000 CARELESS sued Culture Convenience Club (CCC) and Rentrak Japan. We believe the decision to initiate this suit exemplifies their careless approach for several reasons.

      --    CCC is Rentrak Japan's #1 customer.

      -- Rentrak Japan is in the final stages of preparing for an initial public offering in Japan. This lawsuit could interfere with that process, which would ultimately have negative implications for Rentrak as a 9 percent owner of Rentrak Japan.

      -- Over the years, Rentrak has received nearly $14 million of royalties from Rentrak Japan.

o The CARELESS group has not articulated a strategic platform for Rentrak's long-term growth. In July 2000 one of their board nominees said in a sworn deposition that he didn't know what PPT meant or 3PF was!

Your Board has Extensive Experience in the Video Industry

Let's look briefly at some of the credentials of your board of directors:

o Rentrak board members have a combined 43 years of managing public companies as Chairmen, Presidents or CEOs. Our directors have a combined 110 years of managing video businesses, other than Rentrak.

o     Our directors currently serve as Chairmen or CEOs of seven companies.

o Four of our directors currently or in the past have served as Chairmen or CEOs of public companies.

o All but two of our directors have managed businesses in the video industry.

o Chairman and CEO, Ron Berger, originated the unique concept of PPT and has served on the Board of Directors of the Video Software Dealers' Association.

o One of our directors founded CCC, which is the third largest video retailer in the world.

o One of our directors created and served as founding President of The Disney Channel and Walt Disney Home Video. Another of our directors was President of Twentieth Century Fox Telecommunications, Chairman of Fox Video and CBS/Fox Video and a director of Twentieth Century Fox Film Corporation.

Our #1 Priority is You, Our Shareowners

Look at our track record and our focus on long-term growth. At Rentrak, the senior management team and board continually search for new and innovative ideas to deliver value to shareholders.

Our 3PF subsidiary is a recent example of our initiatives. Basically, we took a single common function of distribution and fulfillment of our own products and turned it into a business that is expected to add significant shareowner value. In fiscal 2000 3PF revenues increased 11 percent to $11.6 million. Although not profitable during the year, we made substantial investments to triple the available warehouse capacity and developed technology and software infrastructure to support current and expected rapid future growth.

Another example is the Retailer Loan/Investment Program that we initiated to encourage growth of certain video retailers and to increase Rentrak's revenues from those retailers. Through this program, Rentrak obtained long-term contracts with retailers and increased revenue and earnings. Although there have been significant write-offs under this program, last fiscal year 19 percent of our PPT revenues were generated by retailers originally or currently in the program or their successors.

Our Board Interests are Aligned with our Shareowners

Our board has declassified itself and all members will stand for re-election at this year's annual meeting. Our directors' interests are aligned with the interests of all shareowners. Again, consider that your existing board of directors and affiliates own nearly 13 times as much Rentrak stock as the CARELESS nominees.

Our Strategic Plan Delivers Shareowner Value

Rentrak's management has a proven track record of success and a strategic plan for growth.

o In the past four full fiscal years alone Rentrak has generated $22,939,034 in pre-tax income. It has done so despite operating in a rapidly shifting, maturing business; viewed by many - including Mr. Rosenbaum himself - as obsolete.

o Your management has achieved these results by growing our retailer customer base, by adding the product of MGM, Dreamworks and Paramount to that of FOX, Universal and Disney, and by expanding our business by processing Blockbuster's data for several studios.

o Concurrent with this performance, Rentrak's management and board of directors have developed three new businesses:

      -- BlowOut Video has grown from three to seven stores, and is today solidly profitable.

      -- Website Services has launched a website, formovies.com, which now offers consumers information on videos at over 10,000 of the continent's roughly 30,000 stores. No other website comes close. Unlike most internet-related businesses, which continue to suffer significant losses, formovies.com is already profitable!

      -- 3PF.COM has grown over the four years from an in-house distribution department with 35 employees, 32,000 square feet of space, 2 outside clients and $5.2 million in annual revenues to a business which now has 195 employees, 320,000 square feet, more than 20 outside clients and $12.8 million in revenues over the past four quarters.

Your board is focused on long term value. Its plans for the future include expanding 3PF by providing it with the capital, a seasoned board and management team, and the creative vision it requires to grow and maximize its value as an independent entity. Our plans include the expansion of PPT internationally and domestically while reducing costs to maximize cash generation. Finally, we have begun a program to monetize certain non-core assets including BlowOut Video and Website Services.

During the past year, Rentrak actively pursued an initial public offering of 3PF, but due to the collapse of the IPO market in the Spring and other factors, we decided that the timing was not optimal. In May 2000 we announced the formation of a separate, independent board of directors for 3PF. With the new board of directors and our executive management team in place, 3PF is well positioned to pursue its business strategy. We are actively exploring financing alternatives and organizational structures, including a potential spin-off to shareholders, with a goal of maximizing the value of 3PF as an independent entity.

Because video distribution is undergoing a period of rapid transformation worldwide, we retained The S. Roberts Company in April to assist us in the exploration of possible transactions. These may include the sale of part or all of our PPT video distribution and information processing business to one or more of the major motion picture studios. The S. Roberts Company is controlled by Steve Roberts, a member of your board of directors with extensive industry experience. These efforts are ongoing.

As your board of directors, we are confident in Rentrak's future and strongly believe we are creating a solid platform to deliver significantly enhanced shareholder value.

We urge you to give our materials your careful attention. If you received any materials from the CARELESS group, we strongly recommend that you DO NOT sign any blue proxy card from them.

Please sign and return the WHITE proxy card.

We are committed to increasing shareholder value. Thank you for your continued loyalty and support.

Sincerely yours,


RENTRAK CORPORATION BOARD OF DIRECTORS


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If you have any questions, or require assistance in voting your proxy, please call our proxy solicitor, Corporate Investor Communications, Inc., toll-free at 1-(888) 560-9906.

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Shareholders may obtain information regarding the participants involved in the
Company's proxy solicitation, including a description of their direct and indirect interests, by security holdings or otherwise, in the Company's Proxy Statement filed with the Securities and Exchange Commission. Shareholders should read the Company's Proxy Statement because it contains important information. The Company's Proxy Statement and related documents and information is available for free at the Commission's World Wide Web site at http://www.sec.gov. The Company's definitive Proxy Statement will be available for free from the Company.